2909 Hillcroft, Suite 420

Houston, TX  77057

713-467-2222

NEWS RELEASE

September 17, 2015

Press Contacts:

Rhonda Little
Sales and Marketing Coordinator
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

Hartman Short Term Income Properties XX, Inc. Expands Presence in Arlington, TX

ARLINGTON – Hartman Short Term Income Properties XX Inc. (Hartman XX), a Texas-centric based Real Estate Investment Trust, announced today that Hartman Skymark LLC, an affiliate, purchased the Skymark Tower office building.

SKYMARK TOWER – Skymark Tower is an 115,700 SF, eight-story office building located at Cooper Street and I-30 in Arlington. Skymark Tower is centrally located between Dallas and Fort Worth and is just 10 miles South of DFW International Airport. The property is minutes east of the Arlington Entertainment District which is home to Dallas Cowboys and the Texas Rangers.

“We are pleased to expand our presence in the DFW mid-cities by acquiring perhaps the most visible office property in Arlington.  This quality property has excellent access to the high end neighborhoods of West Arlington as well as Interstate 30.”  David Wheeler Chief Investment Officer.

The property is approximately 74% leased to a diverse mix of tenants including ServiceLink National Flood, Aquatics Inc., and Mercantile Bank. The Property has excellent drive-up appeal with its attractively landscaped grounds and distinctive exterior design that features a pyramid-capped roof.

“Skymark Tower provides us the ability to purchase a quality asset in a great submarket at below-replacement cost, and provides upside potential by leasing the remaining vacant space,” said Al Hartman, Hartman CEO.

Eric Mackey of CBRE represented the seller in the transaction and Dave Wheeler, Julian Kwok, CCIM and Russell Turman represented the buyer, Hartman Skymark LLC.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX Inc. is a Texas-centric REIT which owns fourteen properties in the Dallas/Ft. Worth area, Houston, and San Antonio. For information regarding leasing space at a Hartman property, please contact Lynna Smith at 214-432-3704 in Dallas or Kat Morrison at 713-586-2669 in Houston, and visit www.hi-reit.com. For additional information about Hartman XX, please visit www.HartmanREITs.com, call 800-880-2212, or contact Rick Vitale directly at 651-491-3693.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may” and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Kingwood, TX 77339. (832) 644-1852.